FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-158385 Dated February 2, 2010
HSBC USA Inc. Return Optimization Securities with Contingent Protection
Linked to an Asian Index Basket due February 28, 2013
Enhanced Return Strategies for Moderate-Return Environments

Investment Description

These HSBC USA Inc. Return Optimization Securities with Contingent Protection linked to an Asian Index Basket are senior unsecured debt securities issued by HSBC USA Inc, (“HSBC”) which we refer to as the “securities”.  The securities are designed to provide enhanced exposure to the potential positive performance of a weighted basket of indices (weighted as described herein), which we refer to as the “basket”, up to the maximum gain of between 45.00% to 51.00% (to be determined on the trade date).  The basket consists of the Hang Seng China Enterprises Index® (“HSCEI”), the Hang Seng® Index (“HSI”) and the MSCI Singapore IndexSM (“SGY”) each of which we refer to as an “index”, and together, the “indices”. The amount you receive at maturity is based on the performance of the indices in the aggregate and on whether the basket ending level is below the specified trigger level, which is 60% of the basket starting level, on the final valuation date. If the basket return is greater than zero, at maturity you will receive the principal amount plus a return equal to the basket return multiplied by the multiplier of 1.5, up to the maximum gain of between 45.00% to 51.00% (to be determined on the trade date). If the basket return is equal to or less than zero and the basket ending level is at or above the trigger level, at maturity you will receive the principal amount.  If the basket ending level is below the trigger level, you will receive the principal amount reduced by 1% for every 1% by which the basket ending level is less than the basket starting level. You will not receive interest or dividend payments during the term of the securities. Investing in the securities involves significant risks. You will lose some or all of your principal amount if the basket ending level is below the trigger level. The contingent protection feature applies only if you hold the securities to maturity. Any payment on the securities, including any contingent protection feature, is subject to the creditworthiness of HSBC.

Features

❑
Core Investment Opportunity: At maturity, the securities enhance any positive returns of the basket up to the maximum gain while providing a contingent initial cushion from negative basket returns. In moderate-return environments, this strategy provides the opportunity to outperform investments  that track the performance of the basket.

❑
Contingent Protection Feature: If you hold the securities to maturity and the basket does not close below the trigger level on the final valuation date, you will receive at least 100% of your principal, subject to the creditworthiness of HSBC. If the basket ending level is below the trigger level on the final valuation date, your investment will be fully exposed to any negative basket returns and you may lose some or all of your initial investment.

Key Dates[1]

Trade Date	February 23, 2010
Settlement Date	February 26, 2010
Final Valuation Date[2]	February 22, 2013
Maturity Date[2]	February 28, 2013

[1] Expected.  In the event any change is made to the expected trade date and settlement date, the final valuation date and maturity date will be changed so that the stated term of the securities remains the same.
[2] Subject to postponement in the event of a market disruption event or certain other circumstances as described in the accompanying underlying supplement no. 1, dated January 8, 2010.

Security Offerings

HSBC USA Inc. is offering Return Optimization Securities with Contingent Protection linked to an Asian Index Basket. The return of the securities is subject to, and will in no event exceed, the predetermined maximum gain of between 45.00% to 51.00% (to be determined on the trade date), and, accordingly, any return at maturity will not exceed the specified maximum gain.  The securities are offered at a minimum investment of $1,000 in denomination of $10 and integral multiples thereof.

See “Additional Information about HSBC USA Inc. and the Securities” on page 2 of this free writing prospectus. The securities offered will have the terms specified in the accompanying prospectus dated April 2, 2009, the accompanying prospectus supplement dated April 9, 2009, the accompanying underlying supplement no. 1, dated January 8, 2010 and the terms set forth herein.  See “Key Risks” on page 7 of this free writing prospectus and the more detailed “Risk Factors” beginning on page US1-1 of the accompanying underlying supplement no. 1 and beginning on page S-3 of the accompanying prospectus supplement for risks related to the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying underlying supplement no. 1, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction and involve investment risks including possible loss of the principal amount invested due to the credit risk of HSBC.

The securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the securities from HSBC for distribution to UBS Financial Services Inc., acting as agent.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus for a description of the distribution arrangement.

	Price to Public	Underwriting Discount	Proceeds to Issuer
Per Security	$10.00	$0.25	$9.75
Total

UBS Financial Services Inc.	HSBC USA Inc.

Additional Information about HSBC USA Inc. and the Securities

This free writing prospectus relates to the offering of securities linked to the basket identified on the cover page.  The basket described in this free writing prospectus is a reference asset as defined in the underlying supplement no. 1 and the prospectus supplement, and the securities being offered hereby are “notes” for purposes of the underlying supplement no. 1 and the prospectus supplement. As a purchaser of a security, you will acquire an investment instrument linked to the basket.  Although the security offering relates to the basket identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the basket, any index, or any stocks comprising any index, or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009 and the underlying supplement no. 1 dated January 8, 2010.  If the terms of the securities offered hereby are inconsistent with those described in the accompanying underlying supplement no. 1, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.  You should carefully consider, among other things, the matters set forth in “Key Risks” on page 7 of this free writing prospectus and in “Risk Factors” beginning on page US1-1 of the underlying supplement no. 1 and beginning on page S-3 of the prospectus supplement, as the securities involve risks not associated with conventional debt securities.  You are urged you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

HSBC USA Inc. has filed a registration statement (including underlying supplement no. 1, a prospectus and prospectus supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this free writing prospectus relates.  Before you invest, you should read the underlying supplement no. 1, the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the underlying supplement no. 1, the prospectus and prospectus supplement if you request them by calling toll-free 1 866 811 8049.

You may access these documents on the SEC’s web site at www.sec.gov as follows:

♦	Underlying supplement No. 1 dated January 8, 2010:
http://www.sec.gov/Archives/edgar/data/83246/000114420410001030/v170879_424b2.htm

♦	Prospectus supplement dated April 9, 2009:
http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

♦	Prospectus dated April 2, 2009:
http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

As used herein, references to the “issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated April 9, 2009, references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated April 2, 2009 and reference to the “underlying supplement no. 1” mean the underlying supplement no. 1 dated January 8, 2010.

Investor Suitability
The securities may be suitable for you if:
♦     You seek an investment with an enhanced return linked to the potential positive performance of the basket and you believe the level of the basket will increase moderately over the term of the securities – meaning that such an increase is unlikely to exceed the maximum gain indicated herein at maturity (you will not benefit from any increase in the level of the basket that, when multiplied by the multiplier of 1.5, exceeds the maximum gain).  The actual maximum gain will be determined on the trade date.
♦     You seek an investment whose return is linked to a weighted basket of specific indices that represent companies in China, Hong Kong and Singapore.
♦    You are willing to make an investment the potential return of which is subject to a cap equal to the maximum gain indicated herein.
♦    You are willing to hold the securities to maturity, a term of 3 years.
♦    You are willing to expose your principal to the full downside performance of the basket if the basket ending level is below the trigger level on the final valuation date.
♦    You are willing to forgo dividends or other distributions paid to holders of shares of the companies included in the indices in exchange for (i) enhanced returns subject to the maximum gain if the basket appreciates and (ii) contingent protection if the basket depreciates but is not below the trigger level on the final valuation date.
♦    You do not seek current income from this investment.
♦    You do not seek an investment for which there is an active secondary market.
♦    You are comfortable with the creditworthiness of HSBC, as issuer of the securities.

The securities may not be suitable for you if:
♦    You believe the increase in the level of the basket will be more than moderate over the term of the securities – meaning that such an increase is likely to exceed the maximum gain indicated herein at maturity.
♦    You believe the level of the basket will decrease over the term of the securities or that any increase in the level of the basket will not be sufficient to provide you with your desired return.
♦    You do not seek an investment whose return is linked to a weighted basket containing specific indices that represent companies in China, Hong Kong and Singapore.
♦    You are not willing to make an investment that is conditionally exposed to the full downside performance of the basket.
♦    You are unable or unwilling to hold the securities to maturity.
♦    You seek an investment that is 100% principal protected.
♦    You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.
♦    You prefer to receive dividends or other distributions paid to holders of shares of the companies included in the indices.
♦    You seek current income from this investment.
♦    You seek an investment for which there will be an active secondary market.
♦    You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the securities.

The suitability considerations identified above are not exhaustive. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances. You should also review “Key Risks” on page 7 and “Risk Factors” on page US1-1 on the underlying supplement no. 1 and on page S-3 of the prospectus supplement.

Indicative Terms

Issuer	HSBC USA Inc. (A1/AA-/AA)[1]
Principal Amount	$10 per security
Term	3 years
Basket
The securities are linked to a weighted basket consisting of the Hang Seng China Enterprises Index® (“HSCEI”), the Hang Seng® Index (“HSI”) and the MSCI Singapore IndexSM (“SGY”) each of which we refer to as an “index”, and together, as the “indices”

Basket Weightings	With respect to the HSCEI, 33.34%; with respect to the HSI, 33.33% and with respect to the SGY, 33.33%;
Payment at Maturity (per $10 security)[2]
You will receive a cash payment at maturity linked to the performance of the basket during the term of the securities.
If the basket return is greater than zero, you will receive the sum of (a) the principal amount plus (b) the product of (i) the principal amount multiplied by (ii) the basket return multiplied by the multiplier, up to the maximum gain, calculated as follows, the lesser of:
(A) $10 + [$10 × the basket return × the multiplier] and
(B) $10 + [$10 × the maximum gain].
If the basket return is equal to or less than zero and the basket ending level is at or above the trigger level, you will receive the principal amount of:
$10.
If the basket ending level is below the trigger level, you will receive the sum of (a) the principal amount plus (b) the product of (i) the principal amount multiplied by (ii) the basket return:
$10 + [$10 × basket return].
In this case the contingent protection is lost, and you will lose some or all of your principal amount.

Trigger Level	60.00, which is 60% of the basket starting level.
Multiplier	1.5
Maximum Gain	Between 45.00% and 51.00%. The actual maximum gain will be determined on the trade date.
Basket Return	basket ending level – basket starting level
basket starting level
Basket Starting Level	Set equal to 100 on the trade date.
Basket Ending Level
On the final valuation date, the basket ending level will be calculated as follows:
100 × [1 + (HSCEI return × 33.34%) + (HSI return × 33.33%)] + (SGY return × 33.33%)]
Each of the returns set forth in the formula above refers to the final return for the relevant index, which reflects the performance of the relevant index, expressed as a percentage, from the initial value of that index on the trade date to the final value of that index on the final valuation date.

Initial Value	With respect to each index, the official closing level (as defined below) of the respective index as determined by the calculation agent on the trade date.
Final Value	With respect to each index, the official closing level (as defined below) of the respective index on the final valuation date.

Determining Payment at Maturity

For each $10 invested, you will receive an amount equal to the sum of (a) the principal amount plus (b) the product of (i) the principal amount multiplied by (ii) the basket return.  Accordingly, for each $10 invested, your payment at maturity will be calculated as follows:

$10 + [$10 × basket return]

The principal protection on your securities is contingent. If the basket ending level is below the trigger level on the final valuation date, the contingent protection is lost and your principal amount will be fully exposed to any decline in the basket. As a result, you will lose some or all of your principal amount at maturity.

_________________________
1 HSBC USA Inc. is rated A1 by Moody’s, AA- by Standard & Poor’s and AA by Fitch Ratings.  A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.  The securities themselves have not been independently rated.  Each rating should be evaluated independently of any other rating. However, because the return on the securities is dependent upon factors in addition to HSBC’s ability to pay its obligations under the securities, such as the basket ending level, an improvement in HSBC’s credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the securities.
2 Payment at maturity and any principal protection is provided by HSBC USA Inc., and therefore, is dependent on the ability of HSBC USA Inc. to satisfy its obligations when come due.

Official Closing Level
With respect to each index, the official closing level on any scheduled trading day will be the closing level of one share of such index as determined by the calculation agent and based upon the value displayed on Bloomberg Professional® service page “HSCEI <INDEX>” with respect to the HSCEI, page ”HSI < INDEX >” with respect to the HSI and page “SGY <INDEX>” with respect to the SGY, or, with respect to each index, as displayed on any successor page on Bloomberg Professional® service or any successor service, as applicable.

CUSIP / ISIN	4042EP180 / US4042EP1809
Calculation Agent	HSBC USA Inc., or one of its affiliates.
Trustee
Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the securities will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture will have substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying Agent
HSBC Bank USA, N.A. will act as paying agent with respect to the securities pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

What are the tax consequences of the securities?

You should carefully consider, among other things, the matters set forth in the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the securities.  This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.  This summary does not address the tax consequences that may be relevant to persons that own in the aggregate, directly or indirectly (including by reason of investing in the securities), more than 5% of any entity included in an index.  Notwithstanding any disclosure in the accompanying prospectus supplement to the contrary, HSBC’s special U.S. tax counsel in this transaction is Sidley Austin LLP.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities.  Under one reasonable approach, the securities should be treated as pre-paid forward or other executory contracts with respect to the basket.  HSBC intends to treat the securities consistent with this approach, and pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes.  Subject to certain limitations described in the prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Sidley Austin LLP, it is reasonable to treat the securities in accordance with this approach.  Pursuant to this approach, HSBC does not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and HSBC intends to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the security for more than one year at such time for U.S. federal income tax purposes.  See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

HSBC will not attempt to ascertain whether the issuer of any stock included in any of the indices would be treated as a “passive foreign investment company,” within the meaning of Section 1297 of the Code.  In the event that the issuer of any stock included in any of the indices were treated as a passive foreign investment company, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the issuers of stock included in the indices and consult your tax advisor regarding the possible consequences to you in the event that one or more issuers of stock included in any of the indices is or becomes a passive foreign investment company.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities, other characterizations and treatments are possible and the timing and character of income in respect of the securities might differ from the treatment described above.  For example, the securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which may include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual.  Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a security is required to accrue income in respect of the securities prior to the receipt of payments with respect to the securities or their earlier sale.  Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the securities as ordinary income (including gain on a sale).  Finally, it is possible that a non-U.S. holder (as defined under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement) of the securities could be subject to U.S. withholding tax in respect of the securities.  It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis).  Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the securities.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Scenario Analysis and Examples at Maturity

The below scenario analysis and examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the basket ending level relative to its basket starting level. The basket ending level on the final valuation date cannot be predicted. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the basket.  The numbers appearing in the examples below have been rounded for ease of analysis.  The following scenario analysis and examples illustrate the payment at maturity for a $10.00 security on a hypothetical offering of the securities, with the following assumptions*:

Investment term:	3 years

Basket starting level:	100.00

Trigger level:	60.00 (60.00% of the basket starting level)

Multiplier:	1.5

Hypothetical maximum gain:	48.00% (the midpoint of the expected range of between 45.00% and 51.00%)

*The actual maximum gain for the securities will be determined on the trade date.

Example 1— The level of the basket increases from a basket starting level of 100.00 to a basket ending level of 110.00. The basket return is greater than zero and expressed as a formula:

basket return = (110.00 -100.00)/ 100.00 = 10.00%

Because the basket return is greater than zero, the payment at maturity for each $10 principal amount security is calculated as follows,

  the lesser of:

(A) $10.00 + [$10.00 × basket return × the multiplier], and
(B) $10.00 + [$10.00 × the maximum gain]
= the lesser of (A) $10.00 + [$10.00 × 10.00% × 1.5] and (B) $10.00 + [$10.00 × 48.00%]
= the lesser of (A) $10.00 + [$10.00 × 15.00% ] and (B) $10.00 + [$10.00 × 48.00%]
=$10.00 + [$10.00 × 15.00%]
=$10.00 + $1.50
=$11.50

Example 2— The level of the basket increases from a basket starting level of 100.00 to a basket ending level of 135.00. The basket return is greater than zero and expressed as a formula:

basket return = (135.00 -100.00)/ 100.00 = 35.00%

Because the basket return is greater than zero, the payment at maturity for each $10 principal amount security is calculated as follows,

the lesser of:

(A) $10.00 + [$10.00 × basket return × the multiplier], and
(B) $10.00 + [$10.00 × the maximum gain]
= the lesser of (A) $10.00 + [$10.00 × 35.00% × 1.5] and (B) $10.00 + [$10.00 × 48.00%]
= the lesser of (A) $10.00 + [$10.00 × 52.50% ] and (B) $10.00 + [$10.00 × 48.00%]
=$10.00 + [$10.00 × 48.00%]
=$10.00 + $4.80
=$14.80

Example 3— The level of the basket decreases from a basket starting level of 100.00 to a basket ending level of 80.00. The basket return is negative and expressed as the formula:

basket return = (80.00 -100.00)/100.00 = -20.00%

Because the basket return is less than zero, and the basket ending level is above the trigger level, the payment at maturity for each $10 principal amount security is equal to the principal amount of $10.00.

Example 4— The level of the basket decreases from a basket starting level of 100.00 to a basket ending level of 40.00. The basket return is less than zero and is expressed as a formula:

basket return = (40.00 -100.00)/100.00 = -60.00%

Because the basket ending level is below the trigger level, the investor loses the contingent principal protection and is fully exposed to any decline in the basket ending level relative to the basket starting level. The payment at maturity for each $10 principal amount security is calculated as follows:

 $10.00 + [$10.00 × basket return]
=$10.00 + [$10.00 × -60.00%]
=$10.00 + [-$6.00]
=$4.00

If the basket ending level is below the trigger level on the final valuation date, investors are fully exposed to any decline of the basket and will lose some or all of their principal at maturity.

Scenario Analysis – hypothetical payment at maturity for each $10.00 principal amount of securities

Hypothetical Basket Ending Level	Hypothetical Basket Return	Multiplier	Hypothetical Return on Securities	Hypothetical Payment at Maturity
200.00	100.00%	1.5	48.00%	$14.80
190.00	90.00%	1.5	48.00%	$14.80
180.00	80.00%	1.5	48.00%	$14.80
170.00	70.00%	1.5	48.00%	$14.80
160.00	60.00%	1.5	48.00%	$14.80
150.00	50.00%	1.5	48.00%	$14.80
140.00	40.00%	1.5	48.00%	$14.80
133.53	32.00%	1.5	48.00%	$14.80
130.00	30.00%	1.5	45.00%	$14.50
120.00	20.00%	1.5	30.00%	$13.00
110.00	10.00%	1.5	15.00%	$11.50
105.00	5.00%	1.5	7.50%	$10.75
100.00	0.00%	1.5	0.00%	$10.00
95.00	-5.00%	N/A	0.00%	$10.00
90.00	-10.00%	N/A	0.00%	$10.00
80.00	-20.00%	N/A	0.00%	$10.00
70.00	-30.00%	N/A	0.00%	$10.00
60.00	-40.00%	N/A	0.00%	$10.00
50.00	-50.00%	N/A	-50.00%	$5.00
40.00	-60.00%	N/A	-60.00%	$4.00
30.00	-70.00%	N/A	-70.00%	$3.00
20.00	-80.00%	N/A	-80.00%	$2.00
10.00	-90.00%	N/A	-90.00%	$1.00
0.00	-100.00%	N/A	-100.00%	$0.00

Key Risks

An investment in the securities involves significant risks. Some of the risks that apply to the securities are summarized here, but you are urged to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” section of the accompanying underlying supplement no. 1 and the accompanying prospectus supplement. You are also urged you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

♦
Contingent Protection Applies Only in Limited Circumstances and You May Lose Up to 100% of Your Initial Investment – Your principal amount will be protected only if the basket ending level is at or above the trigger level on the final valuation date.  The securities differ from ordinary debt securities in that HSBC will not pay you 100% of the principal amount of your securities if the basket ending level is below the trigger level on the final valuation date.  In that event, the contingent protection will be eliminated and, at maturity, you will be fully exposed to any decline in the level of the basket.  Accordingly, you may lose up to 100% of your principal amount.

♦
Certain Built-in Costs are Likely to Adversely Affect the Value of the Securities Prior to Maturity – You should be willing to hold your securities to maturity.  The securities are not designed to be short-term trading instruments.  The price at which you will be able to sell your securities to HSBC, its affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the principal amount of the securities, even in cases where the basket has appreciated since the trade date.

♦
The Securities are Subject to the Credit Risk of the Issuer – The securities are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any principal protection at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the contingent principal protection or any other amounts owed to you under the terms of the securities.

♦
Maximum Gain – You will not participate in any appreciation in the level of the basket (as magnified by the multiplier) beyond the maximum gain that will be between 45.00 to 51.00% (to be determined on the trade date) regardless of the appreciation in the Basket, which may be significantly greater than the Maximum Gain. YOU WILL NOT RECEIVE A RETURN ON THE SECURITIES GREATER

THAN THE MAXIMUM GAIN.

♦
Contingent Protection Applies Only if You Hold the Securities to Maturity –  You should be willing to hold the securities to maturity. If you sell your securities prior to maturity in the secondary market, you may have to sell them at a discount and your initial investment will not be protected.

♦
No Periodic Interest or Dividend Payments or Voting Rights –  As a holder of the securities, you will not receive periodic interest payments, and you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of shares of the companies included in the indices would have.

♦
Price Prior to Maturity – The market price of the securities will be influenced by many factors including the level of the index, volatilities, dividends, the time remaining to maturity of the securities, interest rates, geopolitical conditions, the exchange rate or volatility of the exchange rate between the basket currencies and the U.S. dollar, economic, political, financial and regulatory or judicial events, and the creditworthiness of HSBC.

♦
Potential HSBC Impact on Price – Trading or transactions by HSBC USA Inc. or its affiliates in stocks comprising the indices or in over-the-counter options, futures, or other instruments with returns linked to the performance of the indices or stocks comprising the indices, may adversely affect the levels of the indices and, therefore, the market value of the securities.

♦
The Securities Lack Liquidity – The securities will not be listed on any securities exchange or quotation system. One of HSBC’s affiliates may offer to repurchase the securities in the secondary market but is not required to do so and may cease any such market making activities at any time and without notice. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which one of HSBC’s affiliates is willing to buy the securities, which will exclude any fees or commissions you paid when you purchased the securities.

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Potential Conflict of Interest – HSBC or its affiliates may engage in business with the issuers of the stocks comprising an index, which may present a conflict between the obligations of HSBC and you, as a holder of the securities.  The calculation agent, which may be HSBC or any of its affiliates, will determine the payment at maturity based on the observed basket ending level.  The calculation agent can postpone the determination of the basket ending level or the maturity date if a market disruption event occurs and is continuing on the final valuation date.

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Potentially Inconsistent Research, Opinions or Recommendations by HSBC – HSBC, UBS Financial Services Inc., or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities and which may be revised at any time.  Any such research, opinions or recommendations could affect the levels of the indices or the price of the stocks included in the indices, and therefore, the market value of the securities.

♦
Changes in the Value of One or More Indices May Offset Each Other – Movements in the levels of the indices may not correlate with each other. At a time when the level of one of the indices increases, the level of one or more of the other indices may not increase as much or may even decline. Therefore, in calculating the basket ending level, increases in the level of one or more of the indices may be moderated, or wholly offset, by lesser increases or declines in the level of one or more of the other indices.

♦
HSBC Cannot Control Actions by the Companies Whose Stocks or Other Equity Securities are Included in the Indices – HSBC is not affiliated with any of the companies whose stock is included in the indices. As a result, HSBC will have no ability to control the actions of such companies, including actions that could affect the value of the stocks composing the indices or your securities. None of the money you pay HSBC will go to any of the companies represented in the indices, and none of those companies will be involved in the offering of the securities in any way. Those companies will have no obligation to consider your interests as a holder of the securities in taking any corporate actions that might affect the value of your securities.

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The Securities are Subject to Risks Associated with Foreign Securities Markets – Because foreign companies or foreign equity securities included in the HSCEI, the HSI and the SGY may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the securities involve particular risks.  For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets.  Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets.  Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators.  In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries.  These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies.  Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The economies of emerging market countries in particular face several concerns, including the relatively unstable governments which may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and which may have less protection of property rights than more developed countries.  These economies may also be based on only a few industries, be highly vulnerable to changes in local and global trade conditions and may suffer from extreme and volatile debt burdens or inflation rates.  In addition, local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. The risks of the economies of emerging market countries are relevant for securities where the securities comprising the indices are traded in one or more emerging market countries.

♦	The Securities will Not be Adjusted for Changes in the Exchange Rates – Although the equity securities composing the indices are traded in currencies other than U.S. dollars, and the securities are denominated in U.S. dollars, the indices and the amount payable on the securities at maturity, if any, will not be adjusted for changes in the exchange rate between the U.S. dollar and each of the currencies in which the equity securities composing the indices are denominated.  Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the value of the indices, and therefore the securities. The amount we pay in respect of the notes on the maturity date, if any, will be determined solely in accordance with the procedures described in this free writing prospectus.

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There are Risks Associated with Emerging Markets –  An investment in the securities will involve risks not generally associated with investments which have no emerging market component.  In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems.  Regulatory and tax environments may be subject to change without review or appeal.  Many emerging markets suffer from underdevelopment of capital markets and tax regulation.  The risk of expropriation and nationalization remains a threat.  Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

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The Securities are Not Insured by any Governmental Agency of The United States or any Other Jurisdiction – The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the securities.

♦
Uncertain Tax Treatment – There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities.  Under one reasonable approach, the securities should be treated as pre-paid forward or other executory contracts with respect to the basket.  HSBC intends to treat the securities consistent with this approach and pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes.  See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which may include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual.  Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a security is required to accrue income in respect of the securities prior to the receipt of payments with respect to the securities or their earlier sale.  Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the securities as ordinary income (including gain on a sale).  Finally, it is possible that a non-U.S. holder (as defined under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement) of the securities could be subject to U.S. withholding tax in respect of the securities.  It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis).  Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement.

The Hang Seng China Enterprises Index® (“HSCEI”)

Description of the HSCEI

The HSCEI is compiled, published and managed by Hang Seng Indexes Company Limited, a wholly-owned subsidiary of the Hang Seng Bank. HSCEI is a free float-adjusted market capitalization weighted index. Launched on August 8, 1994, the HSCEI is comprised of H-shares, Hong Kong listed shares of Chinese state-owned enterprises (“H-share companies”). Only companies with a primary listing on the main board of the stock exchange of Hong Kong (“SEHK”) are eligible as constituents of the HSCEI.

For more information about the HSCEI, see “The Hang Seng China Enterprises Index®” on page US1-11 of the accompanying underlying supplement no. 1.

Historical Performance of the HSCEI

The following graph sets forth the historical performance of the HSCEI based on the daily historical closing levels from 1/3/2005 to 1/29/10 as reported on Bloomberg Professional® service. The closing level of HSCEI on January 29, 2010 was 11,498.20.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service. The historical levels of the HSCEI should not be taken as an indication of future performance.

Source: Bloomberg Professional® Service

The Hang Seng® Index (“HSI”)

Description of the HSI

The HSI is calculated, maintained and published by Hang Seng Indexes Company Limited and was first developed, calculated and published on November 24, 1969. The HSI is a market capitalization weighted stock market index in the Stock Exchange of Hong Kong Limited (the “SEHK”) and purports to be an indicator of the performance of the Hong Kong stock market. Only companies with a primary listing on the main board of the SEHK are eligible as constituents of the HSI.

For more information about the HSI, see “The Hang Seng® Index on page US1-13 of the accompanying underlying supplement no. 1.

Historical Performance of the HSI

The following graph sets forth the historical performance of the HSI based on the daily historical closing levels from 1/3/2005 to 1/29/10 as reported on Bloomberg Professional® service. The closing level of HSI on January 29, 2010 was 20,121.99. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service. The historical levels of the HSI should not be taken as an indication of future performance.

Source: Bloomberg Professional® Service

The MSCI Singapore IndexSM (“SGY”)

Description of the SGY

The SGY is calculated, maintained and published by MSCI Inc. (“MSCI”). The SGY is a free float adjusted market capitalization index that measures equity market performance in Singapore. MSCI aims to include in its indices 85% of the free float-adjusted market capitalization in each industry sector, within each country included in an index.

For more information about the SGY, see “The MSCI Singapore IndexSM” on page US1-18 of the accompanying underlying supplement no. 1.

Historical Performance of the SGY

The following graph sets forth the historical performance of the SGY based on the daily historical closing levels from 1/3/2005 to 1/29/10 as reported on Bloomberg Professional® service. The closing level of SGY on January 29, 2010 was 327.87. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service. The historical levels of the SGY should not be taken as an indication of future performance.

Source: Bloomberg Professional® Service

Events of Default and Acceleration

If the securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Indicative Terms” in this free writing prospectus.  In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the basket ending level.  If a market disruption event exists with respect to an index on that scheduled trading day, then the accelerated final valuation date for such index will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled final valuation date).  The accelerated maturity date will then be the fourth business day following the postponed accelerated final valuation date.  For the avoidance of doubt, if no market disruption event exists with respect to an index on the scheduled trading day preceding the date of acceleration, the determination of such index’s final level will be made on such date, irrespective of the existence of a market disruption event with respect to one or more of the other indices occurring on such date.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the securities.  For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the securities from HSBC for distribution to UBS Financial Services Inc. (the “Agent”).  HSBC will agree to sell to the Agent, and the Agent will agree to purchase, all of the securities at the price indicated on the cover of the pricing supplement, which is the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the securities. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. The Agent may allow a concession not in excess of the underwriting discount set forth on the cover of this free writing prospectus to its affiliates.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the securities in the secondary market, but is not required to do so and may cease making such offers at any time.  HSBC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties, which may include the Agent, in connection with the sale of the securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement related to this free writing prospectus in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the accompanying prospectus supplement.